JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the ordinary shares, par value $0.005 per share, of Home Inns & Hotels Management Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: December 30, 2008

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Jane Jie Sun
Name:	Jane Jie Sun
Title:	Chief Financial Officer

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Jane Jie Sun
Name:	Jane Jie Sun
Title:	Director

CTRIP.COM (HONG KONG) LIMITED

By:	/s/ Jane Jie Sun
Name:	Jane Jie Sun
Title:	Director